MEMORANDUM

Oct 31, 2013

TO:         Mary Edwards / rnsliaison@bfdsmidwest.com
Fax: 816-218-1593

FROM:     Layne Rasmussen, Vice President, Controller and Chief Financial Officer
Principal Funds
(515) 247-6783

RE:	Principal Variable Contract Funds, Inc. (“PVC”) Purchase

Principal Financial Services, Inc. will be wiring $5,000,000 to the bank account of the transfer agent, BFDS, at State Street Bank.

The State Street Bank Information is as follows:
ABA: 011000028
DDA: 99056707
The TA2000 PFSC account number will be included for reference.

This $5,000,000 should be used to purchase the initial shares of the PVC funds listed below.

Fund Name	Class	TA Fund Number	TA2000 PFSC Account Number	Amount
LARGECAP S&P 500 MANAGED VOLATILITY IDX ACCT PVC 1	PVC 1	4009	8900065253	$5,000,000